ImmuCell Announces Financial Results for 2009

PORTLAND, ME -- (Marketwire - February 10, 2010) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the quarter and year ended December 31, 2009.

For the three-month period ended December 31, 2009, product sales decreased by 17%, or $213,000, to $1,034,000 in comparison to the same period in 2008. For the year ended December 31, 2009, product sales decreased by 3%, or $122,000, to $4,506,000 in comparison to 2008.

"I resist the temptation to blame everything negative on the condition of the global economy that may be in the early stages of a recovery. However, a product sales decrease of only 2.6% in 2009 is pretty good news for us, given that our customers had to manage through a 35% reduction in the average milk price during 2009, in comparison to the average price of 2007 and 2008," commented Michael F. Brigham, President and CEO. "We announced a significant milestone for ImmuCell on September 30, 2009 with positive results from the pivotal effectiveness study of Mast Out®."

Product development expenses decreased by 22%, or $111,000, to $395,000 during the three-month period ended December 31, 2009 in comparison to the same period in 2008. Product development expenses decreased by 6%, or $101,000, to $1,645,000 during the year ended December 31, 2009 in comparison to 2008. Product development expenses amounted to 37% and 38% of product sales during the years ended December 31, 2009 and 2008, respectively.

The loss before income taxes was $(89,000) during the three-month period ended December 31, 2009 in comparison to a loss before income taxes of $(251,000) during the same period in 2008. The net loss was $(15,000), or $(0.01) per share, during the three-month period ended December 31, 2009 in comparison to a net loss of $(40,000), or $(0.01) per share, during the same period in 2008.

The loss before income taxes was $(428,000) during the year ended December 31, 2009 in comparison to a loss before income taxes of $(961,000) during 2008. The net loss was $(216,000), or $(0.07) per share, during the year ended December 31, 2009 in comparison to a net loss of $(469,000), or $(0.16) per share, during 2008.

"After nine consecutive years of profitability, our losses before income taxes in 2008 and 2009 reflect our strategic decision to make a significant and controlled investment in the development of Mast Out®," added Mr. Brigham.

Cash, cash equivalents and short-term investments decreased by 9%, or $469,000, to $4,585,000 at December 31, 2009 as compared to $5,054,000 at December 31, 2008. Stockholders' equity decreased by less than 1%, or $22,000, to $9,622,000 at December 31, 2009 as compared to $9,644,000 at December 31, 2008. The Company had 2,971,000 shares of common stock outstanding as of December 31, 2009.

                                       (Unaudited)
                                    Three Months Ended  Twelve Months Ended
                                       December 31,        December 31,
(In thousands, except per share     ------------------  ------------------
 amounts)                             2009      2008      2009      2008
                                    --------  --------  --------  --------
Revenues:
Product Sales                       $  1,034  $  1,247  $  4,506  $  4,628
Other Revenues                            --         1         3         5
                                    --------  --------  --------  --------
Total Revenues                         1,034     1,248     4,509     4,633

Cost and expenses:
Product costs                            443       677     2,108     2,559
Product development expenses             395       506     1,645     1,746
Selling, general and administrative
 expenses                                296       357     1,283     1,496
                                    --------  --------  --------  --------
Total costs and expenses               1,134     1,540     5,036     5,801
                                    --------  --------  --------  --------

Net operating loss                      (100)     (292)     (527)   (1,168)

Interest and other income                 11        41        99       207
                                    --------  --------  --------  --------

Loss before income taxes                 (89)     (251)     (428)     (961)
Income tax benefit                        74       211       212       492
                                    --------  --------  --------  --------
Net loss                            $    (15) $    (40) $   (216) $   (469)
                                    ========  ========  ========  ========

Net loss per common share:
Basic                               $  (0.01) $  (0.01) $  (0.07) $  (0.16)
Diluted                             $  (0.01) $  (0.01) $  (0.07) $  (0.16)
                                    ========  ========  ========  ========

Weighted average common shares
 outstanding:
Basic                                  2,971     2,895     2,959     2,894
Diluted                                2,971     2,895     2,959     2,894

                                       At December 31,  At December 31,
(In thousands)                               2009             2008
                                       --------------   --------------
Cash, cash equivalents and short-term
 investments                           $        4,585   $        5,054
Total assets                                    9,985           10,128
Net working capital                             5,944            6,245
Stockholders' equity                   $        9,622   $        9,644

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our revised web-site (http://www.immucell.com) that was launched on January 28, 2010.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106